Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of Sunshine Silver Mines Corporation on Form S-1 of our report dated June 29, 2011, relating to our audit of the consolidated statements of loss and comprehensive loss, shareholders’ equity (deficit) and cash flows of Sunshine Silver Mines Corporation (formerly Los Gatos Ltd.) (an exploration stage company) for the period from April 24, 2006 (Inception) to December 31, 2009. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

Morristown, New Jersey

May 31, 2013